           Federal-Mogul Announces Restructuring Plan, Special Charge,
                          and 1996 Financial Results

     Significant restructuring actions improve cost structure, streamline operations, and divest underperforming assets, including sale of international retail operations.

     Restructuring charge of $204 million pre-tax and special charge of $60 million pre-tax taken against fourth quarter earnings.

     1996 revenues increased to a record $2,030 million.

     Fourth quarter earnings per share from operations at ($.03), excluding special charges.

     Debt reduced by $104 million or 17% for 1996.


     Southfield, Michigan, February 6, 1997...Federal-Mogul Corporation (NYSE:FMO) today announced the details of a restructuring plan and other fourth quarter special charges along with 1996 financial results. The restructuring is designed to aggressively improve Federal-Mogul's cost structure, streamline operations and divest the company of underperforming assets.

     "We have embraced a strategy to return Federal-Mogul to high levels of profitability and return on assets," said Dick Snell, chairman and chief executive officer. "Prompt, decisive action was essential to improve our financial performance."

     "Our goal is to have the leanest cost structure to support our strategy and provide shareholder value," said Snell. "We've had a negative economic value added (EVA) over the past seven years and that is unacceptable. It is of the highest urgency that we return Federal-Mogul into a positive EVA situation."

Restructuring Plan and Charges

     The components of the restructuring plan include: the planned sale of 132 international retail operations located in Australia, Chile, Ecuador, Panama, Puerto Rico, South Africa, and Venezuela; the planned sale or restructuring of approximately 30 wholesale operations in 10 countries; the rationalization of European manufacturing operations involving relocation of product lines and work force reductions; consolidation of lighting products in Juarez, Mexico resulting in the closure of the Leiters Ford, Indiana manufacturing facility; closure of two of Maysville, Kentucky's three central distribution warehouses; consolidation of customer support functions in the United States; and the streamlining of administration and operational staff functions worldwide including the consolidation of European aftermarket management functions in Geneva, Switzerland into the Wiesbaden, Germany's manufacturing headquarters.

     "We have realigned our growth strategy behind our core competencies of engineering, manufacturing and distribution," said Snell. "Our retail operations are good viable businesses that can be operated better by someone else. We have neither the skills nor the infrastructure necessary to operate and grow them to realize their fullest potential."

      The restructuring of Federal-Mogul focuses the company on organizational excellence in manufacturing and distribution. The company recognizes manufacturing as core to the organization's ability to deliver the highest quality products and services.

      The restructuring charge of $204 million pre-tax is comprised of:
a write-off of $155 million of impaired goodwill and certain assets and other costs associated with the restructuring of international aftermarket operations; $13 million for employee severance costs; $22 million for facility closures and consolidations; and $14 million for other miscellaneous items.

      The restructuring actions will take most of 1997 to complete. An anticipated result from completion of the restructuring will be a reduction of approximately 2,900 people from Federal-Mogul's worldwide headcount of 15,700. The company expects to use proceeds from the sale of its various international retail operations to pay down debt.

Special Charge

     The balance sheet and business unit reviews underway since last summer continued through the fourth quarter and are now complete. The reviews have resulted in a pre-tax special charge of $60 million against fourth quarter earnings. Included in the special charge are adjustments in accounting estimates, largely based upon new information and changed circumstances, of:
$15 million for obsolete inventory; a $25 million increase in provisions for customer programs and receivables; a $3 million write-down of fixed assets, $9 million in professional fees and employee severance costs, and $8 million in other miscellaneous items.

     As previously reported, the company recognized a third quarter pre-tax special charge of approximately $38 million. Total special charges for the third and fourth quarters were approximately $98 million pre-tax.

     The cash flow impact in 1997 of the restructuring and special charges will be approximately $40 million or 13% of the total pre-tax charges. The company's lending agreements have been amended to accommodate both the fourth quarter special and restructuring charges.

     The company expects to take further restructuring charges in future years to rationalize its European manufacturing and to provide for additional consolidation of warehouse facilities in the United States. The financial justification and pay back of these longer term efforts are expected to be significant.


1996 Year End and Fourth Quarter Results

     Full year sales were a record $2,030 million compared to $1,996 million in 1995. Excluding restructuring and special charges, operating margin was $100 million compared to $99 million in 1995. Fourth quarter sales were $480 million compared to $485 million for 1995.

     Excluding restructuring and special charges, the company reported fourth quarter net earnings from operations of $1.4 million or a loss of $.03 per share. Including the fourth quarter restructuring and special charge, the company reported for 1996 a net loss of $211 million or $6.26 per share compared to a net loss of $10 million or $.53 per share in 1995.

     "1996 has been a difficult year for the corporation," said Snell. "We are urgently implementing restructuring and margin enhancement efforts to turnaround our performance."

     The company generated $95 million cash for the year from operations after reinvestment in property, plant and equipment. This compared to a usage of $113 million during 1995. The $208 million cash improvement resulted from an emphasis on working capital producti vity and capital expenditures. The sale of the electrical products and U.S. ball bearing manufacturing operations generated an additional $42 million cash. Debt was reduced by $104 million during 1996.

     "We had a good cash flow year in 1996, but look forward to an even better year in 1997," said Snell. "We had put considerable attention in 1996 toward generating cash to reduce debt. 1997 cash generation will be driven by increased earnings, additional working capital improvements and the sale of our retail business."

North American Original Equipment

     The North American original equipment business posted full year sales of $449 million compared to $465 million in 1995. Excluding the sales from the Precision Forged Products Division, which the company sold in April 1995, the divestitures in 1996 of the electrical products business sold in September and U.S. ball bearing manufacturing operations sold in November, and the acquisition of Seal Technology Systems in September 1995, sales for 1996 were up 3%.

     North American original equipment business posted fourth quarter sales of $107 million up from $100 million in 1995, a 7% increase year over year. Sales were up 17% when the electrical products and ball bearing sales were excluded from quarter to quarter comparisons. Federal-Mogul attributes the fourth quarter sales increase to new business in its core OEM product lines of engine bearings and seals.

     "We are gaining new business by being leaders in product technology and advanced engineering. With our lean manufacturing processes, we are solidifying Federal-Mogul as a key supplier to most of the major OE manufacturers worldwide", said Alan C. Johnson, executive vice president. "Our capabilities enable us to develop custom product applications to the increasingly demanding standards of our customers."

     Fourth quarter sales increased in sealing systems primarily due to new Unipistons business with General Motors. Unipistons are a single-piece bonded transmission piston custom designed and engineered for each customer application and pioneered by Federal-Mogul. Engine bearing sales also increased in the fourth quarter.

     "We plan to strengthen our competitive position in engine bearings through new product offerings," said Johnson. "Currently we are underway with tests at Ford, General Motors, Chrysler, Toyota and Caterpillar with a new unplated aluminum engine bearing material we believe will improve performance without increasing costs. Our testing has shown this is the best seizure resistant material in the world and were proud to have developed this."

     In line with its commitment to technology, the company opened in August 1996 a new engineering center for research and development on fuel systems next to its Logansport,Indiana manufacturing facility. The synergy of having the engineers and technicians next door has proven very cost effective for the operation.

     During 1996, Federal-Mogul's Blacksburg, Virginia engine bearing manufacturing facility was awarded the Chrysler Corporation's Gold Pentastar award recognizing outstanding manufacturing plant performance in the areas of quality,delivery and warranty.

International Original Equipment

     The international original equipment business reported full year sales of $220 million compared to $223 million in 1995. Federal-Mogul's decision to exit some conventional engine bearing business that did not meet appropriate profitability levels adversely affected sales volumes. While the sales of conventional product dropped slightly, sales of Federal-Mogul's high value product lines, Glyco sputter engine bearings and Glycodur bushings, continue to be strong.

     International original equipment business reported fourth quarter sales of $53 million, essentially flat compared to 1995. Increased sales in engine bearings and bushings were offset with a slight decrease in sales at the company's BHW heavy wall bearing business in Germany. Federal-Mogul had announced in December 1995 the intention to sell this non-automotive business and the sale was completed in January 1997.

     The continued efforts to streamline operations resulted in improved delivery performance to all customers, reduced inventories and improved profitability. Federal-Mogul's European manufacturing operations have reduced headcount approximately 35% over the last five years.

     During 1996, Federal-Mogul's engine bearing manufacturing facility in Orleans, France was honored with the first ever Platinum Award for Supplier Excellence from the Rover Group, Ltd., in recognition of being awarded the Gold Supplier Excellence Award for an unprecedented third consecutive year. The Silver Award for Supplier Excellence from the Rover Group was also presented to Federal-Mogul's Seal Technology Systems, its seal manufacturing operation in Cardiff, Wales, for the second consecutive year.

North American Replacement

     The North American replacement business reported sales of $757 million compared to $777 million in 1995. During the first quarter of 1996, Federal-Mogul eliminated special extended payment terms that were used in 1995, negatively impacting the year-over-year sales comparisons.

     North American replacement business reported fourth quarter sales of $171 million compared to $180 million in 1995. The general market conditions for replacement parts in the automotive aftermarket have been soft throughout the industry especially during November and December 1996.

     The distribution and logistics processes changed radically in 1996. Operational improvements yielded processing time reductions and frequency increases. These changes, coupled with an inventory management overhaul, resulted in improved responsiveness, less inventory and newly created space. As a result, inventory levels in the North American replacement business were reduced by $51 million, while inventory turns improved by 21%. Efforts continue to improve the company's working capital productivity.

     In 1996, Federal-Mogul's North American replacement business received a Bronze Service award from Forest City Auto Parts for excellent supplier performance. Jasper Engines and Transmissions awarded the highly coveted Preferred Vendor Award to Federal-Mogul for its Sterling pistons, manufactured by Federal-Mogul in Malden, Missouri, and for its Federal-Mogul engine bearings, manufactured in Blacksburg, Virginia and Greenville, Michigan.
This award recognizes superior performance in service, technical help, shipping and packaging.

     Federal-Mogul was recently named the 1996 Car Craft Magazine Sportsman Sponsor of the Year by popular vote from the magazine's readers who appreciated the company's support for the sport of sportsman drag racing.

International Replacement

     The international replacement business reported sales of $604 million compared to $531 million in 1995, an increase of 14% Excluding sales from the operations slated for divestiture, international aftermarket sales were approximately $370 million. Wholesale sales for the year improved 8% The international replacement business posted fourth quarter sales of $149 million compared to $152 million in 1995. Excluding the impact of exchange rates, primarily the South African rand and deutsche mark, sales improved 5% compared to fourth quarter 1995.

     In Latin America, wholesale sales improvement was attributed to new local operations in Brazil and significant volume and pricing increases in Mexico. Sales decreased in Venezuela as the country experienced the most significant recession in recent history. U.S. export sales to Latin America declined due to decreased orders from Colombia, Ecuador, Panama and Venezuela. In the rest of the world, moderate sales growth was experienced throughout Europe, partially due to the full year impact of the 1995 Bertolotti acquisition. Australia's sales increase was due to higher volume. Local currency sales increases in South Africa were offset throughout the year due to devaluation.

Future Outlook

     "We are approaching the restructuring with the utmost urgency and expect to be executing our plan throughout 1997. We anticipate a positive cash flow from our restructuring and are expecting to have positive EVA in 1998," said Snell. "As we look forward, our original equipment customers continue to look for and need system approaches with products. We have opportunities to logically expand our manufacturing product offerings in related product lines so that in the future we can be more of a systems provider." "We anticipate substantial future growth internationally as we follow our original equipment customers to new markets," said Snell. "This allows subsequent expansion into the global aftermarket in a more cost effective manner."

     "The fundamentals of the company are strong," said Snell. "Our lean manufacturing processes and quality standards have contributed to the strong brand franchise we carry with our manufactured products. We will continue to strengthen those brands and our capabilities as technology leaders providing high quality products to our original equipment and aftermarket customers. We have not exploited our good brand names in the aftermarket and now is the time for us to aggressively promote our market and product leadership."

      Headquartered in Southfield, Michigan, Federal-Mogul is a $2 billion global manufacturer and distributor of a broad range of non-discretionary part primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles.

     Information in this press release contains forward-looking statements which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitations, the company's ability to effectively divest certain assets, the cost and timing of implementing restructuring actions, certain global and regional economic conditions and other factors discussed in this press release and those detailed from time to time in the company's filings with the Securities and Exchange Commission.

                         F E D E R A L - M O G U L   C O R P O R A T I O N
                               B A L A N C E  S H E E T
                                (Millions of Dollars)
                                                             December 31
                                                         ---------------------
                                                          1996           1995
                                                        --------       --------
Assets

Current Assets:
  Cash and equivalents                                  $   33.1      $   19.4
  Accounts receivable                                      231.3         303.4
  Inventories                                              417.0         507.1
  Prepaid expenses and income tax benefits                  81.5          55.8
                                                        --------       -------
    Total Current Assets                                   762.9         885.7

Property, Plant and Equipment                              350.3         426.6
Goodwill                                                   154.0         226.5
Other Intangible Assets                                     63.1          66.6
Business Investments and Other Assets                      124.9         109.0
                                                         -------       -------
      Total Assets                                      $1,455.2      $1,714.4
                                                         =======       =======
Liabilities and Shareholders' Equity

Current Liabilities:
  Short-term debt                                       $  280.1      $  111.9
  Accounts payable                                         142.7         172.7
  Accrued compensation                                      37.6          32.3
  Other accrued liabilities                                203.4         101.9
                                                         -------       -------
    Total Current Liabilities                              663.8         418.8

Long-Term Debt                                             209.6         481.5
Postemployment Benefits                                    207.1         213.0
Other Accrued Liabilities                                   56.2          46.0
                                                         -------       -------
    Total Liabilities                                    1,136.7       1,159.3

Shareholders' Equity:
  Series D preferred stock                                  76.6          76.6
  Series C ESOP preferred stock                             53.1          56.8
  Unearned ESOP Compensation                               (28.4)        (34.3)


  Common stock                                             175.7         175.2
  Additional paid-in capital                               283.5         280.8
  Retained earnings                                       (193.0)         45.0
  Currency translation and other                           (49.0)        (45.0)
                                                         -------       -------

    Total Shareholders' Equity                             318.5         555.1
                                                         -------       -------


      Total Liabilities and Shareholders' Equity        $1,455.2      $1,714.4
                                                         =======       =======

                         F E D E R A L - M O G U L   C O R P O R A T I O N
                                       C A S H  F L O W S
                                     (Millions of Dollars)
                                                               Year Ended
                                                               December 31
                                                           -------------------
                                                             1996       1995
                                                           --------   --------
Cash Provided From (Used By) Operating Activities
  Net loss                                                 $(211.1)   $  (9.7)
  Adjustments to reconcile net loss to net cash
    provided from (used by) operating activities
      Gain on sale of business investment                        -      (24.0)
      Restructuring charges                                   57.6       26.9
      Reengineering, severance and other related charges      11.4       13.9
      Adjustment of assets held for sale to net
        realizable value                                     151.3       51.8
      Depreciation and amortization                           63.7       61.0
      Deferred income taxes                                  (35.6)     (16.2)
      Postemployment benefits                                 (3.5)       4.2
      Decrease (increase) in accounts receivable              56.5       (3.7)
      Decrease (increase) in inventories                      55.8     (106.9)
      Increase (decrease) in accounts payable                (25.5)       7.2
      Increase (decrease) in current liabilities and other    46.0      (19.8)
      Payments against restructuring
        and reengineering reserves                           (17.6)     (19.4)
                                                            ------     ------
    Net Cash Provided From (Used By) Operating Activities    149.0      (34.7)

Cash Provided From (Used By) Investing Activities
  Expenditures for property, plant and equipment             (54.2)     (78.5)
  Payments for rationalization of acquired businesses            -       (7.3)
  Proceeds from sale of business investments                  42.0       48.5
  Purchases of business investments                            (.3)     (72.1)
                                                            ------     ------
    Net Cash Used By Investing Activities                    (12.5)    (109.4)

Cash Provided From (Used By) Financing Activities
  Issuance of common stock                                      .6         .2
  Repurchase of common stock                                     -       (9.0)
  Net increase (decrease) in debt                            (90.8)     175.0
  Dividends                                                  (26.9)     (27.3)
  Other                                                       (5.7)       (.4)
                                                            ------     ------
    Net Cash Provided From (Used By) Financing Activities   (122.8)     138.5
                                                            ------     ------

    Increase (Decrease) in Cash and Equivalents               13.7       (5.6)

Cash and Equivalents at Beginning of Period                   19.4       25.0
                                                            ------     ------

    Cash and Equivalents at End of Period                  $  33.1    $  19.4
                                                            ======     ======


                         F E D E R A L - M O G U L   C O R P O R A T I O N
                                 E A R N I N G S  S T A T E M E N T
                                     (Millions of Dollars)

                          Three Months Ended             Year Ended
                              December 31                December 31
                       ------------------------   -------------------------
                             1996                        1996
                       -----------------          ------------------
                        Before   After             Before    After
                       Restruc. Restruc.          Restruc.  Restruc.
                         and      and               and       and
                       Special  Special           Special   Special
                       Charges  Charges   1995    Charges   Charges     1995
                       -------  -------  ------   --------  --------  --------
Net sales              $480.8   $480.3   $485.1   $2,040.6  $2,030.2  $1,995.9
Cost of products sold   382.1    421.5    385.7    1,608.9   1,661.8   1,599.2
                        -----   ------    -----    -------   -------   -------

Gross margin             98.7     58.8     99.4      431.7     368.4     396.7

Selling, general and
  administrative
  expenses               86.5    102.5     88.0      331.5     350.6     297.3
                        -----   ------    -----    -------   -------   -------

Operating Margin         12.2    (43.7)    11.4      100.2      17.8      99.4

Gain on sale
  of businesses             -        -     16.2          -         -      24.0

Reengineering,
  severance and other
  related charges           -     (5.8)   (12.2)         -     (11.4)    (13.9)

Restructuring charge        -    (57.6)   (20.8)         -     (57.6)    (26.9)

Adjustment of assets
  held for sale to
  net realizable value      -   (144.9)   (51.8)         -    (151.3)    (51.8)
                        -----   ------    -----    -------   -------   -------

                         12.2   (252.0)   (57.2)     100.2    (202.5)     30.8


Other income (expense):
  Interest expense       (9.8)    (9.8)   (11.1)     (42.6)    (42.6)    (37.3)
  Interest income          .8       .8      5.6        2.9       2.9       9.6
  International currency
    exchange losses       (.7)     (.7)     (.6)      (3.7)     (3.7)     (2.9)
  Other, net             (2.0)    (2.0)    (3.1)      (3.4)     (3.4)     (3.4)
                        -----   ------    -----    -------   -------   -------

    Earnings (Loss)
      Before Income
      Taxes                .5   (263.7)   (66.4)      53.4    (249.3)     (3.2)
  Income tax expense
    (benefit)             (.9)   (43.5)   (17.3)      18.7     (38.2)      6.5
                        -----   ------    -----    -------   -------   -------

    Net Earnings
      (Loss)           $  1.4  $(220.2)  $(49.1)  $   34.7  $ (211.1) $   (9.7)
                        =====   ======    =====    =======   =======   =======

Earnings (Loss) Per
  Common Share

  Primary              $ (.03)  $(6.32)  $(1.46)     $ .74    $(6.26)   $ (.53)
                        =====    =====    =====       ====     =====     =====

  Fully Diluted        $ (.03)  $(6.32)  $(1.46)     $ .70    $(6.26)   $ (.53)
                        =====    =====    =====       ====     =====     =====
